Exhibit 99.1

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PPL Corporation

PPL’s United Kingdom Subsidiaries Accept Ofgem’s Cost of Equity Decision

ALLENTOWN, Pa. (Feb. 17, 2014) -- PPL Corporation (NYSE: PPL) said Monday (2/17) that its Western Power Distribution subsidiaries in the United Kingdom have accepted a decision by the Office of Electricity and Gas Markets (Ofgem) to set the real cost of equity at 6.4 percent as part of its ongoing price control review process.
Western Power Distribution’s four subsidiaries own and operate electricity distribution networks that serve 7.8 million customers in central and southwest England and south Wales.
Ofgem’s decision results in a slightly lower cost of equity than the 6.7 percent proposed in the business plans submitted by the WPD subsidiaries in July 2013, but by accepting the change they remain in Ofgem’s “fast tracking” process.
Plans submitted by the WPD subsidiaries were the only ones Ofgem determined to be suitable for accelerated consideration in the price control review process for electricity distribution networks, called RIIO-ED1, which will set base revenue requirements for an 8-year period beginning April 1, 2015.
The final fast tracking decision is expected Feb. 28.
Fast tracking affords several benefits to the WPD subsidiaries, including the ability to collect additional revenue equivalent to 2.5 percent of total annual expenditures, or approximately $35 million annually, greater revenue certainty and a higher level of cost savings retention.
The cost of equity change does not affect the projected earnings ranges for the U.K. Regulated business segment that PPL Corporation announced when the RIIO-ED1 business plans were filed in July 2013.
The business plans submitted by WPD subsidiaries, and key milestones in the RIIO-ED1 process, are posted on PPL’s website.
 PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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